Exhibit 10.20

BioNTech SE

BioNTech Shareholders’ Agreement

(Consolidated version reflecting amendment dated 30 August 2019)

KEYWORD INDEX

2017 Capital Increase	7
2017/2018 LiqPref Share	7
2017/2018 LP Shareholder	7
2018 Qualifying Investment	7
2018 Qualifying Investor	7
2018 Qualifying Share	7
2019 LiqPref Share	7
2019 LP Shareholder	7
Affiliate	23
Agreement	6
Articles	7
Asia Growth Fund	44
ATI	38
August 2019 Amendment	10
August 2019 General Meeting	10
August 2019 Restriction	12
Authorization Resolution	17
Authorized Capital Amendment I	10
Authorized Capital Amendment II	10
Authorized Recipients	32
Average Investor Share Price	28
BMGF Investment Agreement	17
Bond Authorization	10
Boorberg	44
Business Day	19
BVCF	44
C.Huber2008	38
Common Share	7
Company	6
Compensatory Issuance	29
Compensatory Shares	29
Conditions of Transfer	18
Confidential Information	31
DIS	22
Disposal	18
Down-round Clauses	30
Dr. Poetting	42
Drag Along Notice	21
Drag Along Right	21
Drag Along Sale	21
Effective Date of the Tender	19
Eli Lilly	43
Employee Stock Ownership Plan	17
ESOP	17
ESOP Amendment	10
Existing Shareholder	39
Existing Shareholders	39
Expert	22
Fidelity CIPHEAL	41
Fidelity CONT2	41
Fidelity EPG	41

Fidelity F/EQG	41
Fidelity FAHEAL	40
Fidelity FASEGFD	41
Fidelity FSGRWCO	41
Fidelity GROWTHCO	41
Fidelity GRTHCOCP	41
Fidelity HEAL	40
Fidelity Investor	41
Fidelity VIPG	41
Fidelity VIPHLT	41
Filet Capital	42
First Capital	42
First Preferred Allocation	23
First Purchase Term	19
First Qualified Financing	29
First Tender Offer	18
Foundation	8, 44
Foundation Investment	7
Foundation Share	8
Further Amendment	10
Further Equity Financing	9
Further Financing Round	28
Further Financings Price	28
Fynveur	40
Group Company	8
Heiligeland	43
HMJ	43
Initial Public Offering	26
Interested Purchaser	18
Investment	8
Investment Agreement	7
Investment per Share	8
IPO	26
IPO Lock-Up Period	27
Janus Fund	41
Janus Investor	42
Janus PLC	42
Jebsen & Company	43
Kendal Global	42
Klösges	43
Legal Terms	36
Liquidation Event	25
Liquidation Proceeds	25
Lock-Up Period	18
MAGI HK	44
Majority Shareholder	39
Majority Shareholders	39
MAS HK	44
Material	13
Medine	38
MIG 7	38

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MIG 8	38
MIG 9	38
MIG-Fonds	38
Mr. Jeggle	39
Mr. Krauth	39
Mr. Marett	42
New Investor	42
New Investors	42
New Letter Shares	35
New Preferences	35
Notice	32
Offered Shares	18
Other Shareholders	18
Participating Investor	29
Parties	6
Party	6
PEF	44
Permitted Transfer	18
Pfizer	43
PIHF	44
Pre-Amendment Shareholder	8
Preference Share	8
Preferred Allocation	24
Preferred Shareholder	8
Principal	23
Pro Rata Share	24
Prof. Dr. Huber	42
Prof. Dr. Sahin	42
Proposal for Amendment	35
Qualified Financing	30
Redmile 1	39
Redmile 3	40
Redmile 4	40
Redmile 5	40
Redmile 6	40
Redmile 7	40
Redmile 8	40
Redmile Investors	40
Redmile Nomination Right	9
Remedial Issuance	28
Requesting Shareholder	25
Restricted Matter	13
Restricted Matters	13
Return Threshold	12
Right to Purchase	19

RLG	39
RoP EB	10
RoP SB	10
Sa Bassa	43
Salvia	39
Sanofi	43
Second Preferred Allocation	24
Second Purchase Term	19
Second Qualified Financing	29
Second Tender Offer	19
Secondary Placement	27
Series A Investor	42
Series A Investors	42
Series A Majority	16
Series A Share	8
Series A Share Price	8
Series A Total Investment	8
Series B Investment	8
Series B Investor	8
Series B Majority	16
Series B Return Threshold	16
Series B Share	8
Share Register	18
Shareholder	7
Shareholder Intending to Sell	18
Shareholders exercising Right to Purchase	19
Shareholders’ Resolution	8
Shares	7
Shortfall Amount CoC	13
Shortfall Amount IPO	14
Special Notice	32
Spin-out	28
Steam Athena	44
Stock-Split	10
Summer 2019 Amendment	6
Summer 2019 Parties	6
Tag Along Right	20
Tofino	39
Trust	34
Ultimate Parent	23
Underlying Valuation	8
VAT	25
Withdrawal Right	17

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ANNEXES

Annex Summer 2019 Parties	List of the Parties as of the Summer 2019 Amendment Date
Annex 3.4.1	RoP EB
Annex 3.4.2	RoP SB
Annex 6	Document “Cash Position and Use of Proceeds”
Annex 8.1	cornerstone ESOP
Annex 12.4	Drag along conditions
Annex 17.3	Antidilution Calculation
Annex 18.2.4	Reporting to Redmile and Fidelity
Annex 22.1	Authorized Recipients
Annex 31.2	Surviving Agreements
Annex 32	Side Letter

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RECITALS

(A)

This Agreement (the “Agreement”) in its original form has been entered into on 29 December 2017 and has subsequently been amended with effect as from 20 July 2018, 31 May 2019 and 27 August 2019. It has most recently been further amended by way of the procedure stipulated in Clause 29.2 of the Agreement, which most recent amendment has taken effect on 30 August 2019 (the “Summer 2019 Amendment Date”), to receive this current form. As a result of certain parties acceding to the Agreement in its original form or ceasing to be parties to the Agreement as in effect at the relevant time, as of the Summer 2019 Amendment Date the parties to the Agreement are those listed in Annex Summer 2019 Parties (the “Summer 2019 Parties”) and BioNTech SE, a Societas Europaea (SE) organized and existing under the laws of Germany, having its registered office at An der Goldgrube 12, 55131 Mainz, Germany, and being registered with the commercial register of the local court of Mainz under HRB 48720 (the “Company”).

(B)

It is expected that more parties will accede to this Agreement. Each of the Summer 2019 Parties, each of the parties that will so accede hereto (after having acceded hereto) and the Company, in each case other than any party that has ceased to be a party to this Agreement, is hereinafter referred to as a “Party” and several or all of them, as the context may suggest, are referred to as (the) “Parties”.

(C)

The Parties other than the Company and those certain Parties who are referred to in para. (D) are the sole shareholders of the Company. The Company’s business is the research, development and manufacture of pharmaceuticals for individualized immunotherapies (diagnosis and treatment) of cancer and other diseases.

(D)

The purpose of this Agreement is to coordinate the Parties’ interests in connection with the shareholders’ respective (current and future) direct and, with respect to Mr. Marett, Dr. Poetting, Prof. Dr. Sahin and Prof. Dr. Huber indirect, shareholdings in the Company and, to that end, supplement the general provisions of the Company’s articles of association (Satzung) as amended from time to time.

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1.	General Obligations, Prior Agreements, Preferences, Definitions

1.1

The Shareholders shall at all times exercise their powers as Shareholders of the Company, including, without limitation, their voting rights, in accordance with the terms and conditions of this Agreement. For the sake of clarification, this Agreement shall apply to any shares of the Company existing from time to time (the “Shares”) and any party being a shareholder in the Company shall be a “Shareholder” as such term is used in this Agreement. Any breach of any obligation set forth in this Agreement by one of the Parties shall entitle the other Parties to this Agreement to all remedies available by law, including but not limited to, claims for damages and/ or the remedies provided for in this Agreement.

1.2

Where the terms and conditions of this Agreement conflict with anything within the Company’s articles of association (Satzung) (the “Articles”) the Shareholders shall exercise their rights as shareholders of the Company such that the purposes of this Agreement will be achieved to the greatest extent permitted by law and upon request of any Shareholder the Articles shall be amended accordingly.

1.3

Except (i) as far as any provision has already been fully executed and/or (ii) as expressly set forth otherwise herein, any agreement by and between the Parties regarding the rights of any Party with respect to its shareholding in the Company, including, but not limited to, the shareholders’ agreement dated 10 November 2008, as amended through and as of the date hereof including on 10 May 2010 and 7/12 February 2014, shall cease to apply and shall be superseded by this Agreement as in effect from time to time.

1.4	Each Share carries one vote in the general meeting. In addition, certain of the Shares provide for certain preferences as attributed to them by this Agreement.

1.5

Capitalized terms not defined in this Agreement shall have the meaning given to them in the Investment Agreement dated 29 December 2017 (the “Investment Agreement”). In addition to the definitions made elsewhere in this Agreement, the following terms shall have the meanings ascribed to them:

1.5.1	“2017 Capital Increase” means the capital increase of the Company that has been registered with the commercial register on 1 February 2018.

1.5.2	“2017/2018 LiqPref Share” means any Series A Share and any 2018 Qualifying Share.

1.5.3	“2017/2018 LP Shareholder” means any holder of 2017/2018 LiqPref Shares.

1.5.4

“2018 Qualifying Investment” means any of the capital increases of the Company the implementation (Durchführung) of which was registered with the commercial register on 18 October 2018, 29 January 2019, or 24 April 2019, respectively.

1.5.5	“2018 Qualifying Investor” means any Shareholder in relation to its 2018 Qualifying Shares.

1.5.6	“2018 Qualifying Share” means any Share issued under a 2018 Qualifying Investment.

1.5.7	“Summer 2019 LP Shareholder” means any holder of Summer 2019 LiqPref Shares.

1.5.8	“Summer 2019 LiqPref Share” means any Series B Share and any Foundation Share.

1.5.9	“Common Share” means any Share that is not a Preference Share.

1.5.10

“Foundation Investment” means any investment into the Company that has been made by the Bill & Melinda Gates Foundation against the issuance of Shares if and to the extent the following prerequisites are met:

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a)

the Shares have been issued pursuant to an agreement between the Company and the Bill & Melinda Gates Foundation in which the Shares to be issued to the Bill & Melinda Gates Foundation are referred to as “Foundation Shares”, and

b)

the Shares have been issued against a contribution in cash (including any premiums or similar payments into the free capital reserves of the Company) (i) prior to the Stock-Split as defined in Section 4.1.1 of at least USD 325.82 per Share and (ii) following the Stock-Split as defined in Section 4.1.1 of at least USD 18.10 per Share (provided that where the pertinent agreement between the Company and Bill & Melinda Gates Foundation provides for a contribution of at least the aforesaid US-Dollar amount but the payment of the contribution is to be made in Euro, the payment of the Euro equivalent of such US-Dollar amount as determined pursuant to the provisions of such agreement shall in any event suffice).

1.5.11	“Foundation Share” means any Share issued under the Foundation Investment.

1.5.12	“Foundation” means any Shareholder in relation to its Foundation Shares.

1.5.13	“Group Company” means any of the Company and any of its subsidiaries

1.5.14

“Investment” (i) as to each Series A Investor means the amount of its contribution under the 2017 Capital Increase and (ii) as to each 2018 Qualifying Investor means the amount of its 2018 Qualifying Investment.

1.5.15

“Investment per Share”, for each Shareholder and in relation to the relevant Shares held by such Shareholder, means the average contribution per Share against which the relevant Shareholder (or its predecessor) has been issued those Shares (adjusted for any stock splits, reverse stock splits or receipt of free Shares).

1.5.16	“Pre-Amendment Shareholder” means any party who is a Shareholder as of the date when a Proposal for Amendment is made.

1.5.17	“Preference Share” means any Series A Share, any 2018 Qualifying Share, any Series B Share and any Foundation Share.

1.5.18	“Preferred Shareholder” means any Shareholder in relation to its Preference Shares (if any).

1.5.19	“Series A Share” means any Share that has come to existence by virtue of the 2017 Capital Increase.

1.5.20	“Series A Share Price” means [***].

1.5.21	“Series A Total Investment” means the total of the contributions made for the Series A Shares, being [***].

1.5.22

“Series B Investment” means any of the capital increases of the Company the implementation (Durchführung) of which was registered with the commercial register 26 June 2019 and on 16 August 2019, respectively.

1.5.23	“Series B Investor” means any Shareholder in relation to its Series B Shares.

1.5.24	“Series B Share” means any Share issued under a Series B Investment.

1.5.25	“Shareholders’ Resolution” means any shareholders’ resolution of the Company.

1.5.26	“Underlying Valuation” means the valuation of the Company at [***].

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2.	Use of Investments; Further Equity Financing

2.1

The funds raised under any of the Series A Total Investment, any of the Series B Investments and the Foundation Investment shall be exclusively used for further development of the Company’s and the Group Companies’ products and services (including as set-out in a letter agreement between the Company and the Foundation), including its mRNA technology, execution of the Company’s and the Group Companies’ business plan and financing working capital, without the Company incurring any legal undertakings to effect any of the measures stipulated in such business plan, provided however that the funds provided by the Series A Investors, the Series B Investors or by the Foundation must not be used for distributions to shareholders or any economically comparable measures, except for purposes to effect the Foundation Withdrawal Right (as defined in Section 7).

2.2

Each Party acknowledges that the Company plans for a further equity financing round latest in 2020 (the “Further Equity Financing”) in the amount of up to € 400 million, provided that the Company is not publically listed and provided that all Shareholders shall have subscription rights pro rata their shareholding in the Further Equity Financing. All Shareholders hereby agree in principle to such Further Equity Financing. All Shareholders hereby already agree that all investors participating in such Further Equity Financing may receive a liquidation preference ranking senior to the liquidation preferences provided for in Section 15 of this Agreement (with such preferred allocation in each case to be limited to the respective investment and deductible from the relevant investor’s entitlement as would otherwise persist in any allocation pro rata to shareholdings as may apply), provided however that any and all other terms and provisions of this Agreement remain untouched, especially Clause 17 and that the investors participating in such Further Equity Financing shall accede to this Agreement without any other modification except the liquidation preference.

3.	Corporate Bodies, Extension of Supervisory Board, Corporate Governance, Articles of Association

3.1	The statutory corporate governance regime of the Company provides for a two-tier board structure with

a)	an executive board (Vorstand) (as of the Summer 2019 Amendment Date consisting of four managing directors (Vorstandsmitglieder)), and

b)	a supervisory board (Aufsichtsrat), which as of the Summer 2019 Amendment Date consists of six members.

3.2

The Redmile Investors shall have the right to nominate one individual, to be appointed by the general meeting as a member of the Company’s supervisory board (“Redmile Nomination Right”). All Shareholders undertake to vote in favour of the appointment of such individual nominated if and to the extent the candidate nominated by Redmile has been also approved by a Series A Majority (not taking into account any Series A Shares subscribed for by Existing Shareholders), such approval not to be unreasonably withheld, as a result of the Redmile Nomination Right from time to time in the general meeting of the Company, unless there is reasonable ground to withhold such affirmative vote relating to the individual nominated (wichtiger Grund) whereas the Parties agree that a reasonable ground shall be given if the individual nominated by Redmile is not skilled in the art of biotechnology/pharmaceutical development and/or commercialization (which is under ordinary circumstances not given in case the individual is a lawyer). The Redmile Nomination Right shall be exercised from time to time by Redmile Investors having obtained the Series A Majority (not taking into account any Series A Shares subscribed for by Existing Shareholders), such approval

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not to be unreasonably withheld with respect to the individual nominated and shall include the right to withdraw from and to appoint the respective board member to the Company’s supervisory board.

3.3

Fidelity Management, Research Company shall have the right to appoint a board observer which shall be authorized to attend each and any meeting of the supervisory board and shall receive all written information presented to the supervisory board; provided, however, that the supervisory board shall be permitted to exclude such observer from attending such portion of any meetings and receiving such portion of any information, if attendance at such portion of the meeting or access to such information could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest. Such observer shall hold all information received in the meetings of the supervisory board or otherwise provided pursuant to this Section 3.3 in confidence and trust on behalf of the Company.

3.4

The supervisory board of the Company has adopted rules of procedure for the executive board (“RoP EB”) attached hereto as Annex 3.4.1 and rules of procedure for the supervisory board (“RoP SB”) attached hereto as Annex 3.4.2, and neither the RoP EB nor the RoP SB shall be amended without the prior written consent of (i) the Series A Majority and (ii) the Series B Majority.

4.	August 2019 Amendments

4.1	Background

4.1.1

As of 15 August 2019, the Company is planning to shortly effect the IPO by way of a public offering of shares of the Company in the form of American Depositary Shares, following which American Depositary Shares representing the shares of the Company would be listed on the NASDAQ Stock Market. In order for the Articles to be suitable for a publicly listed company, the Company has recently convened a general meeting to be held on 19 August 2019 (the “August 2019 General Meeting”) for the purpose of resolving (i) a stock-split (the “Stock-Split”), (ii) the increase and amendment of the existing authorization to grant share options to management and employees and a corresponding change to the pertinent conditional capital (the “ESOP Amendment”), (iii) an authorization to issue convertible bonds and, in certain circumstances, exclude pre-emptive rights of shareholders (the “Bond Authorization”), (iv) an amendment to the Articles as concerns the authorized capital (in the framework of the restatement of the Articles to be resolved under agenda item 9 of the August 2019 General Meeting) by which the authorized capital is increased and the authorizations to management to exclude pre-emptive rights are expanded (the “Authorized Capital Amendment I”), (v) various further individual amendments to the Articles (each a “Further Amendment”), (vi) an amendment to the Articles as concerns the authorized capital (in the framework of the restatement of the Articles to be resolved under agenda item 10 of the General Meeting) by which, with effect from the IPO, the authorizations to management to exclude pre-emptive rights are further expanded (the “Authorized Capital Amendment II”, with the amendments pursuant to (i) through (vi) collectively the “August 2019 Amendments” and any one of them an “August 2019 Amendment”).

4.1.2

The Shareholders in principle support the August 2019 Amendments to enable the Company to make preparations as deemed necessary for the IPO, based on the assumption that the IPO will shortly be effected, but subject to the proviso that, until the IPO actually occurs, the procedures and requirements as set forth in this Agreement will be complied with irrespective of the August 2019 Amendments having been consented to in the August 2019 General Meeting, their rights and preferences as set forth in this Agreement are not prejudiced by the August 2019 Amendments and the August 2019

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Amendments do not in any way or form constitute or shall be interpreted as an express or implied amendment to this Agreement.

4.2	The following shall apply in connection with the August 2019 Amendments:

4.2.1	No prejudice to position under this Agreement

It is acknowledged and agreed that none of the August 2019 Amendments themselves or the circumstance of any Beneficiary voting for and consenting to any Amendment do in any way alter the preferences and rights (nor any obligations) of any of the Shareholders hereunder. In particular, none of the August 2019 Amendments shall constitute an express or implied written consent of the Series A Investors and/or Series B Investors with respect to Sections 5.2(ii) and 5.8. Moreover, the Parties agree that the August 2019 Amendments shall not constitute and express or implied amendment to this Agreement. In particular, the Parties acknowledge and agree that the deletion of the catalogue of matters requiring consent by the supervisory board from the Articles as proposed as one of the Further Amendments shall not in any way impact the continuous requirement to obtain consent for the matters listed in Section 5.2 from the Series A Investors and/or the Series B Investors, that such catalogue shall remain part of the RoP SB and that the Parties shall treat each other for the purposes of this Agreement as if such catalogue of restricted matters had not been deleted from the Articles as part of the Further Amendments. In addition, the Parties agree that the deletion of the provisions as to restrictions on transfers of Shares and related remedies from the Articles shall not amend the restrictions on transfer of Shares for the Shareholders as agreed in this Agreement.

4.2.2	Nomination and Appointment Rights

The Parties acknowledge and agree that the Redmile Nomination Right as set forth in Section 3.2 of this Agreement shall not be affected by the proposed reduction of the supervisory board to four members as part of the Further Amendments. The same shall apply for the observer appointment rights of Fidelity Management and Research Company as set forth in Section 3.3.

4.2.3	Classes of Shares; references to amounts in this Agreement

The Parties acknowledge and agree that any new Share to which to a Shareholder a Shareholder is entitled and which it holds as a result of the Stock-Split pursuant to § 212 of the German Stock Corporation Act shall qualify as a Share of the same class (Series A Shares, Series B Shares, 2018 Qualifying Shares and Common Shares) as do the Shares that give rise to such entitlement and such new holding pursuant to that provision. In the event Shareholders hold different classes of Shares prior to the Stock-Split, the Shares issued under the Stock-Split shall be allocated to the relevant share classes pro rata reflecting the ratio in which the Shares were held prior to the Stock-Split. The Parties further hereby record their assumption that, as a result of the Stock-Split, among other similar adjustments applying by way of construction of this Agreement, any reference made in this Agreement to a specific absolute USD or EUR amount when relating to any one Share (other than any reference to the par value of that Share) shall be read as a reference to the relevant amount divided by 18 (unless where this very adjustment in the event of a measure such as the Stock-Split is provided already elsewhere in this Agreement).

4.3	Company not to use expansions of authorizations to issue financial instruments

4.3.1

For as long as the IPO has not occurred, the Company agrees to each Shareholder not to issue any financial instruments such as Shares, share options for management or employees, or bonds or issue such financial instruments in a manner (e.g. excluding pre-

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emptive rights) if, absent any of the ESOP Amendment, the Bond Authorization or the Authorized Capital Amendment I, it could not have issued such financial instruments or could not have issued them in such manner without the consent of the Series A Majority and Series B Majority provided that this shall not restrict the Company in any such issuances which it indeed could effect also absent the afore-mentioned of the August 2019 Amendments (the “August 2019 Restriction”).

4.3.2

ATI and Medine agree to each Shareholder to use their best efforts to procure that the Company will comply with the Restriction. The Parties acknowledge and agree that the provisions of the SHA shall apply in the event of a violation of the August 2019 Restriction.

4.4	Reversion of certain of the Amendments upon request of Beneficiary

The Company, ATI, and Medine agree to each Shareholder to use best efforts to effect the reversion of any one or more of the ESOP Amendment, the Bond Authorization, the Authorized Capital Amendment I and any Further Amendment by way of a repeal of the pertinent resolution of the August 2019 General Meeting or an amendment to the Articles for same to take the form they would be in absent the relevant August 2019 Amendment if any Shareholder so requests in writing, which request can be made at any time after 31 December 2019; best efforts shall include the submission of a request to the Company to call an extraordinary general meeting with respective agenda items or to amend agenda items of a scheduled general meeting (§ 122 AktG) and the commitment to use their voting rights from the respective Shares to vote in favour for the aforementioned reversion.

5.	Voting Rights and Shareholders’ Meetings of the Company

5.1

Subject to the provisions of this Agreement and any requirements for a higher majority imposed by the Company’s articles of association (Satzung) or mandatory law, and to the extent legally permissible under applicable law, there shall be no measures which shall require more than the simple majority of the votes cast.

5.2	However, the Parties agree that the following actions and measures shall not be implemented without the prior written consent of a Series A Majority as defined in Section 5.9 below:

(i)

a Liquidation Event as defined below under Clause 15.3.1 in which the Series A Investors receive, for each Series A Share held by such Series A Investor, per Series A Share proceeds of less than 1.35x of the Series A Share Price (the “Return Threshold”), except in case of Section 5.3,

(ii)	an IPO in which the Company’s Shares are sold at less than the Return Threshold, except in case of Section 5.4,

(iii)	amending the rights, preferences, and privileges of the Series A Shares or the Series A Investors,

(iv)

declaration or payment of dividends, distributions of profits, redemptions, and repurchases of Company securities (other than pursuant to the Company’s SAR programs or in connection with the Foundation Withdrawal Right described in Section 7), including shareholders resolutions granting authorizations to the Company for redemptions and/or repurchases of securities issued by the Company,

(v)	increasing the size of the supervisory board of the Company beyond six (6) members,

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(vi)

incurring debt, or creating any debt security for the Company and its subsidiaries of more than EUR 40,000,000 (in words: EUR forty million) in the aggregate, whereas such limiting amount shall be increased in the same ratio as the capital of the Company (“Grundkapital der Gesellschaft”) will be increased after the 2017 Capital Increase,

(vii)	encumbering or granting a security interest in a Material (as defined below) portion of the assets of the Company, except as a security for admitted loans according to Section (vi) above,

(viii)

acquiring a Material (as defined below) amount of assets of another entity, including through a merger, purchase of capital stock, or other similar transaction, whereas in case of earn out payments a 3 years period is relevant for the determination of the materiality threshold as defined below,

(ix)

creating or holding capital stock in any subsidiary (except wholly-owned subsidiaries or subsidiaries already being held by the Company as of the execution of this Agreement), or disposing of any subsidiary (other than JPT) stock or all or substantially all of any subsidiary assets,

(x)

Material (as defined below) interested party transactions or related party transactions, in the event that said such activities (i) provide an economic advantage to one Shareholder or group of Shareholders at the expense of the others or (ii) are not entered into in the ordinary course of business, whereas in case of licenses or earn out payments a 3 years period or the time period until a termination of the agreement is possible – whatever is earlier – is relevant for the determination of the materiality threshold as defined below,

(xi)

selling, transferring, licensing, assigning, or otherwise disposing of any of the Company’s Material (as defined below) assets or intellectual property (for the avoidance of doubt Parties agree that such transaction has to be legal anyway), in the event that said activities advantages one Shareholder at the expense of the others, except for the licenses granted under the side letter agreement entered into between the Company and the Foundation.

Lit. (i) through (xi) above each a “Restricted Matter” and collectively “Restricted Matters”. “Material” means more than EUR 40,000,000 (in words: Euro forty million) in either (a) a single transaction or series of related transactions, or (b) in the aggregate in any calendar year.

5.3

If the prior written consent of the Series A Majority is not obtained as otherwise required by Section 5.2 (i), then, in connection with the applicable Liquidation Event, such consent shall be deemed granted (but only to the extent otherwise required pursuant to Section 5.2 (i) and not with respect to any other consent required by law, otherwise required herein) if the Existing Shareholders, or to their discretion the Company, commit themselves to pay to each of the Series A Investors the shortfall amount between (i) the actual proceeds received from such change of control transaction per sold Series A Share and (ii) the Return Threshold (“Shortfall Amount CoC”) as provided for herein provided that such commitment to pay (or payment) by the Company must not result in the actual proceeds of any Shareholder other than an Existing Shareholder from the relevant transaction being less than the proceeds that would accrue to that Shareholder absent such commitment or payment. If any of the 2018 Qualifying Investors or the Foundation keeps any of its respective Shares, such commitment to pay (or payment) by the Company requires the consent of such 2018 Qualifying Investor and the Foundation, respectively.

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In case the Existing Shareholders decide that the Company shall pay the Shortfall Amount CoC such decision shall be pursuant to the unanimous consent of all Existing Shareholders. In such case the Existing Shareholders shall indemnify and hold harmless the Series A Investors from any repayment obligation towards the Company which might arise from a payment by the Company to the Series A Investors under this Section 5.3. In the event that a payment by the Company to the Series A Investors is not permitted by law or the prerequisites for the Company to so pay pursuant to the preceding paragraph are not satisfied (e.g. absent the requisite consent by a 2018 Qualifying Investor or the Foundation) or such payment by the Company is otherwise not possible, the Existing Shareholders shall put the Series A Investors in the same position they were in if the Company was permitted to make such payment. In either way, such payment by the Company, or, in case of a payment by the Existing Shareholders, will be made no later than five (5) days following the closing of the Liquidation Event. For the avoidance of doubt: In the event that no unanimous consent of all Existing Shareholders exists as to a payment by the Company and also the Existing Shareholders have not bindingly committed themselves to such payment, the consent as referred to in Section 5.2 (i) shall be not be deemed granted pursuant to this Section 5.3.

5.4

If the prior written consent of the Series A Majority is not obtained as otherwise required by Section 5.2 (ii), then, in connection with the IPO, such consent shall deemed granted (solely to the extent required pursuant to Section 5.2 (ii) and not with respect to any other consent required by law or otherwise required herein) if the Existing Shareholders, or to their discretion the Company, commit themselves to “pay” to the Series A Investors the shortfall amount between (i) the IPO Issuance Price and (ii) the Return Threshold (“Shortfall Amount IPO”) as provided for herein provided that the Company may make such commitment to pay (or make such payment) only with the consent of each 2018 Qualifying Investor and the Foundation unless such commitment (or payment) does not result in the IPO Issuance Price being less than the IPO Issuance Price that would prevail absent such commitment or payment. The “IPO Issuance Price” shall be the price at which the Shares are offered in an Initial Public Offering. The Shortfall Amount IPO can be paid in cash or in Shares that are, at the time of issuance for all terms and conditions equal to the Series A Shares. In case the Shortfall Amount IPO is paid in Shares the IPO Issuance Price shall be the basis for the calculation of the number of Shares to be transferred.

In case the Existing Shareholders decide that the Company shall pay the Shortfall Amount IPO in cash such decision needs a unanimous consent of all Existing Shareholders. In such case the Existing Shareholders shall indemnify and hold harmless the Series A Investors from any repayment obligation towards the Company which might arise from a payment by the Company to the Series A Investors under this Section 5.4. In the event that it turns out that a payment by the Company to the Series A Investors is not permitted by law or the prerequisites for the Company to so pay pursuant to the preceding paragraph are not satisfied (e.g. absent the requisite consent by a 2018 Qualifying Investor or the Foundation) or such payment by the Company is otherwise not possible, the Existing Shareholders shall put the Series A Investors in the same position they were in if the Company was permitted to make such payment. For the avoidance of doubt: In the event that no unanimous consent of all Existing Shareholders exists as to a payment by the Company and also the Existing Shareholders have not bindingly committed themselves to such payment, the consent pursuant to Section 5.2 (ii) shall not be deemed granted pursuant to this Section 5.4.

In either way, such payment by the Company, or, in case of a payment by the Existing Shareholders, or in case of a transfer of Shares the payment or transfer will be made no later than five (5) days following the first day of trading following the closing of the IPO.

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For the avoidance of doubt the provisions under Clause 16 shall be unaffected by a consent or deemed consent under this Clause 5.4.

5.5

Any outstanding details with respect to the transactions contemplated by Section 5.3 and Section 5.4 shall be finally negotiated between the respective Parties and the Series A Investors prior to the execution of the Liquidation Event or the IPO, respectively. For the avoidance of doubt, the Company or the Existing Shareholders shall not be authorized to conduct a change of control transaction or an IPO before the payment of the Shortfall Amount CoC or the Shortfall Amount IPO is secured.

5.6

To the extent measures and actions listed in Section 5.2 (which shall also be included in the Articles as respective supervisory board’s consent requirements) fall within the scope and responsibility of the executive board under mandatory stock corporation law, the Shareholders shall, as far as legally permissible, use their best efforts to procure that the supervisory board shall withhold such consent in the absence of a consent of the Series A Majority.

5.7

In the event, that a Restricted Matter is implemented or threatened to be implemented (as specified below) without the consent or deemed consent of the Series A Majority otherwise required according to Section 5.2, the following shall apply:

(i)

If the supervisory board (a) has approved within its own and free discretion (except in a test vote as set forth in the RoP SB) any of the Restricted Matters in the absence of the consent of the Series A Majority (relating to such Restricted Matters which fall in the competence of the executive board) or (b) puts an agenda item on the agenda of a supervisory board meeting despite the fact that the same agenda item has been a matter of a test voting as set forth in the RoP SB in the absence of the consent of the Series A Majority (relating to such Restricted Matters which fall in the competence of the executive board) or (c) deletes the provisions regarding the procedure of test voting and delay of agenda items in case of a Restricted Matter as set forth in the RoP SB or does not adhere to such procedure, the following shall apply:

•

on a prompt request of one of the New Investors, the Shareholders are obligated to withdraw all members of the supervisory board except the one elected according to the Redmile Nomination Right at once and elect new members of the supervisory board mutually acceptable to the majority of the Shareholders and to the majority of New Investors;

•

the obligation to withdraw all members of the supervisory board shall not apply in the case that despite all provisions of the RoP SB having been observed (including the provisions of timely invitation of a supervisory meeting before an approval by the supervisory board), the member of the supervisory board elected according to the Redmile Nomination Right has not notified the other members of the supervisory board beforehand, with detailed substantiation that the item of the agenda concerns a Restricted Matter (such notification obligation only to arise from the date upon which the Redmile Nomination Right has been exercised and implemented for the first time).

If the member of the supervisory board elected according to the Redmile Nomination Right has notified the other members of the supervisory board with detailed substantiation that an item of the agenda concerns a Restricted Matter and the other members of the supervisory board require a withdrawal of such notification and the notification is not withdrawn within 5 days and it turns out later on, that the measure was not a Restricted Matter, on a prompt request of

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one of the New Investors, the Shareholders are obligated to withdraw the members of the supervisory board elected according to the Redmile Nomination Right.

(ii)

If the general meeting has decided to approve any of the Restricted Matters in the absence of the consent of the Series A Majority (relating to such Restricted Matters which fall in the competence of the general meeting) and on a prompt request of one of the New Investors the Shareholders are obligated to elect for the next 3 years as much members of the supervisory board of the Company according to a respective nomination by the Redmile Investors that such members of the supervisory board so nominated hold the majority of seats in the supervisory board.

(iii)	Any further claims of the New Investors for a breach of this Shareholders Agreement shall remain unaffected.

(iv)

For clarity, if a member of the supervisory board that was elected according to the Redmile Nomination Right is withdrawn, Redmile shall continue to retain the Redmile Nomination Right but any further nominee shall also require the approval of a majority of the Shareholders.

5.8

Any action or measure that pursuant to Section 5.2 or any other provision of this Agreement requires the prior consent of a Series A Majority shall also require the prior consent of a Series B Majority (as defined in Section 5.10 below) in the same form as is required for the relevant consent of the Series A Majority and Section 5.3 and Sections 5.5 through 5.7 shall apply mutatis mutandis in relation to the Series B Investors provided

a)

that (A) no such Series B Majority shall be required for an IPO (Section 5.2(ii)) and (B) a Series B Majority shall be required for a Liquidation Event (Section 5.2(i)) only where such is a sale of Shares pursuant to the Drag Along Right in which any of the Series B Investors receives, for each Series B Share held by such Series B Investor, proceeds of less than 110% of the relevant Investment per Share (the “Series B Return Threshold”), and

b)

for the purposes of this Section 5.8, the terms “Series A Investor”, “New Investors”, “Series A Majority”, and “Return Threshold” shall mean “Series B Investor”, “Series B Investors”, “Series B Majority”, and “Series B Return Threshold”, respectively.

5.9	“Series A Majority” shall mean Shareholders collectively holding the majority of the Series A Shares.

5.10	“Series B Majority” shall mean Shareholders collectively holding the majority of the Series B Shares.

5.11

Parties agree that in case that a consent which is required under Section 5.2 is refused and such refusal constrains the business of the Company or other Group Companies they will try to solve the problem in good faith.

6.	Support of Company’s strategy

Each Shareholder undertakes to support the strategy as outlined in the document “Cash Position and Use of Proceeds” for the Company as attached hereto as Annex 6, including the financial planning set out therein, without the Shareholders incurring any legal undertakings to effect any of the measures stipulated in such document.

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7.	Foundation Withdrawal Right

7.1

The Parties acknowledge that the Foundation is investing for charitable purposes under the United States tax code and in connection therewith is entitled under certain conditions, as set out in an investment agreement between the Company and the Foundation (the “BMGF Investment Agreement”), to have the Shares held by the Foundation or its Affiliates redeemed by the Company or to sell such Shares to third parties (the “Withdrawal Right”). Sections 9 through 13 shall not apply to such transfer.

7.2

On August 19, 2019, a shareholders’ meeting of the Company (Vollversammlung) was held whereby the Shareholders waived all statutory provisions and provisions of the Articles as to holding and convening a shareholders’ meeting and in this shareholders’ meeting have passed a unanimous shareholders’ resolution pursuant to § 71 para. 1 no. 8 AktG authorizing the Company for a period of five years to acquire the Foundation Shares for such purchase price as is specified in such resolution (the “Authorization Resolution”). The Shareholders hereby each undertake (i) not to vote in favour of any subsequent shareholders’ resolution resulting in a revocation of the Authorization Resolution and (ii) to vote in favour of any subsequent shareholders’ resolution as the Company will propose to renew the Authorization Resolution prior to the lapse of the authorization period, and (iii) in case an IPO is about to occur, to vote in favour of any shareholders’ resolution immediately prior to the IPO to renew the Authorization Resolution for the maximum period legally allowed.

7.3

To the extent that pursuant to the BMGF Investment Agreement (i) the Company is required to procure that no dividends are paid, no Shares are redeemed by the Company and no other distribution to any other Shareholder of the Company in respect of the share capital held by such Shareholders is made and (ii) annual profits shall be contributed to the unrestricted reserves in the meaning of section 71 para. 2 sentence 2 German Stock Corporation Act (Aktiengesetz, AktG) (and no exemptions or limitations under the BMGF Investment Agreement from such requirements pursuant to (i) or (ii), respectively, apply), the Parties will not vote in favour of any resolution that would result in or cause any dividend, redemption or other distribution as set out under (i) above to occur and will not vote against any resolution that the annual profits be allocated to unrestricted reserves, provided however that ATI and Medine shall vote in favour of any resolution that the annual profits so be allocated to unrestricted reserves.

7.4	Notwithstanding anything in this Agreement to the contrary, any amendment to this Section 7 shall require the prior written consent of the Foundation.

8.	Employee Stock Ownership Plan

8.1

The Parties acknowledge and agree that, with the consent of the Company’s supervisory board, present or future managers of the Company or any of its subsidiaries or other key employees of the Company or any of its subsidiaries may be granted an employee participation at the level of the Company pursuant to an authorization granted by the general meeting of the Company of 18 August 2017 (the “Employee Stock Ownership Plan” or “ESOP”). The volume and the general terms and conditions are stipulated in Annex 8.1.

8.2

Any material deviation from the volume and the general terms and conditions from what is set out in Annex 8.1 which deviation has an additional dilutive effect of at least 5% shall be subject to the consent of the Series A Majority.

8.3	The Parties acknowledge and agree that the ESOP shall be established in preparation of an envisaged IPO.

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9.	Share Disposal Restrictions

9.1

Subject to the provisions set out in Section 16 (IPO) and subject to Permitted Transfers (as defined below) and unless where the relevant Shareholder has a Drag Along Right, no Disposal of any Shares by a Shareholder shall be permitted without consent of Shareholders holding a minimum of 90% of the Shares of the Company, until 30 June 2022 (the “Lock-Up Period”), provided that should Shareholders holding a minimum of 90% of the Shares of the Company consent to a Disposal of Shares then the further restrictions and limitations regarding a Disposal of Shares as set forth in this Agreement shall apply. Upon expiry of the Lock-Up Period, any Disposals of any Shares shall only be permitted as set forth in this Agreement. However, the Parties agree that any approval of a Disposal of any Shares after 31 December 2020 until 30 June 2022 shall not be unreasonably withheld.

9.2

Except for a transfer of Shares permitted in Section 14 below and option grants according to Annex 8.1 (collectively, a “Permitted Transfer”), none of the Shareholders shall without the prior consent of the Company’s supervisory board:

9.2.1

sell, transfer, dispose of or otherwise deal with any right or interest in any Share (including the grant of any option over or in respect of any Share), or enter into a sub-participation (Unterbeteiligung) of whatsoever nature (including silent partnerships (stille Beteiligungen)) on, or trusteeship over, Shares, or similar arrangements;

9.2.2	create or permit to exist any pledge, mortgage, lien, fixed or floating charge or other encumbrance over any Share or any interest in any Share; or

9.2.3	enter into any voting trust, or any agreement with any person other than its Affiliates (as defined below) in respect of the votes attached to any Share (or parts thereof),

9.2.1 to 9.2.3 each a “Disposal”.

9.3

Each Disposal of any Share in the Company shall only become effective in accordance with the Articles as amended from time to time, and shall be subject to prior consent of the Company’s supervisory board. Parties shall use their best influence that the consent of the supervisory board shall be granted without undue delay in the event that the conditions for a Disposal according to this Agreement and the Articles are fulfilled.

9.4	Any Disposals, transfers of, or liens on, any Shares not made in accordance with the provisions of this Agreement shall not be registered in the share register of the Company (the “Share Register”).

9.5

No Disposal, in particular no transfer of any Shares (other than a transfer to another Shareholder or as part of an IPO) shall be recognized or permitted unless the beneficiary of the Disposal, in particular any transferee in case of a transfer, validly accepts the offer to accede to this Agreement made to it by the Parties in Clause 24.4 below.

10.	Obligation to Tender and Right of First Refusal

10.1

Without prejudice to Section 9.1, if a Shareholder intends to directly or indirectly transfer (“Shareholder Intending to Sell”) any of its Shares (“Offered Shares”) in the Company to a third party, except as stipulated in Annex 3.4.1 or Annex 3.4.2 the following shall apply:

10.1.1

The Shareholder Intending to Sell shall offer the Offered Shares to all other Shareholders (“Other Shareholders”) by written notice by stating the name of the potential purchaser interested in the transfer (“Interested Purchaser”) and the details of the intended transfer and/or purchase conditions as set out in Section 10.1.2 (the “Conditions of Transfer”) (“First Tender Offer”). The Shareholder Intending to Sell

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shall also give notice of the First Tender Offer to the Company. The date of receipt of the First Tender Offer by the Other Shareholders shall be the “Effective Date of the Tender”.

10.1.2	The First Tender Offer shall contain the following information (if available) regarding the Conditions of Transfer:

a)	Name/company and address/registered office of the Shareholder/s Intending to Sell;

b)	Percentage of registered share capital represented by the Offered Shares;

c)	Name and address/registered office of the prospective buyer/acquirer including those of its controlling (as defined in sections 15 et seq. German Stock Corporation Act (AktG)) shareholders, if any;

d)	purchase price and/or any other consideration for the intended sale/transaction, due date, right to profits; and

e)	guarantees and representations the Shareholder Intending to Sell is willing to give.

10.1.3

The Other Shareholders shall each have the right to acquire the Offered Shares in accordance with the Conditions of Transfer in proportion to their respective share interest ratio in the Company’s registered share capital after deduction of the nominal value of the Shares held by the Shareholder(s) Intending to Sell from the Company’s registered share capital by written notice (“Right to Purchase”). The Other Shareholders have to exercise their Right to Purchase within twenty (20) Business Days after receipt of the First Tender Offer (“First Purchase Term”). The notice to exercise their Right to Purchase has to include, and shall be effective only upon, the respective Other Shareholder’s willingness to acquire all Offered Shares not acquired by the Other Shareholders according to their pro rata Right to Purchase (i.e. in effect the Right to Purchase as a whole can be exercised only with regard to all of the Offered Shares). A “Business Day” shall mean any day other than a Saturday or Sunday on which banks are open for business in Munich.

10.1.4

If individual Other Shareholders do not exercise their Right to Purchase at all or not within the First Purchase Term, the Shareholder Intending to Sell shall give written notice to the Shareholders exercising Right to Purchase of the Offered Shares not purchased within ten (10) Business Days after the end of the First Purchase Term (“Second Tender Offer”), and the Other Shareholders who have exercised their Right to Purchase (“Shareholders exercising Right to Purchase”) shall have the right and the obligation to additionally acquire the percentage proportion of the Offered Shares for which the Right to Purchase has not been exercised in accordance with the Conditions of Transfer, in relation to the respective share interest ratio the respective Shareholder exercising Right to Purchase has on the Effective Date of the Tender in the sum of all Shares of the Shareholders exercising Right to Purchase within thirty (30) Business Days after receipt of the Second Tender Offer by written notice (the “Second Purchase Term”), provided that the Shareholders exercising Right to Purchase may mutually agree upon another ratio as to who of the Shareholders exercising Right to Purchase acquires the Offered Shares for which Other Shareholders have not exercised their Right to Purchase within the First Purchase Term.

10.1.5

The Shareholder Intending to Sell and the Shareholders exercising Right to Purchase are obligated to execute the transfer of the Offered Shares purchased without undue delay and to undertake all steps and actions necessary and useful for the transfer to become

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effective, which shall occur no later than ten (10) Business Days after the Shareholders exercising Right to Purchase have exercised their rights.

10.1.6

If the Other Shareholders have not effectively exercised their Right to Purchase under this Section 10 (e.g. if no Other Shareholder has exercised its Right to Purchase or if the notice to exercise their Right to Purchase does not include the willingness to acquire all Offered Shares not acquired by the Other Shareholders) the Shareholder Intending to Sell shall be free, subject to Section 9, to transfer the Offered Shares to one or more third parties within a period of three (3) months following the expiry of the Second Purchase Term, provided that such sale and transfer occurs at no more favorable conditions than outlined in the Conditions of Transfer.

10.2	The Shareholder exercising Right to Purchase with the highest share interest in the Company is entitled to fractional amounts, if any.

10.3	Section 9.5 shall apply mutatis mutandis.

10.4

The provisions of this Section 10 and the Right to Purchase set forth herein shall apply mutatis mutandis to any other Disposal of any Offered Shares, except donations of a Shareholder for the benefit of the respective Shareholder’s spouse or descendants in the first degree (zu Gunsten von Ehegatten oder Abkömmlingen 1. Grades).

11.	Tag Along Right

11.1

In the event that the Shareholder(s) Intending to Sell individually or collectively sell or contribute more than 25% of the Shares in the Company to a third party in one or more related transactions, each other Shareholder who has not exercised his Right to Purchase according to Section 10 may request that the Shareholder(s) Intending to Sell procure that such other Shareholder can sell or contribute and transfer a pro rata portion of its Shares to the onward purchaser at the same terms and conditions as set forth in the First Tender Offer provided that such terms and conditions, where such other Shareholder does not hold at least 10% of the Shares, must, as concerns the period following completion of the relevant transaction, not impose any restrictions upon such other Shareholders (such as non-compete or non-solicit) other than customary confidentiality obligations in relation to the relevant transaction (the “Tag Along Right”).

11.2

The Tag Along Right shall be exercised within ten (10) Business Days after the lapse of any Right to Purchase as provided for in Section 10, and shall be sent by the Shareholder(s) entitled to co-sell to the Shareholder/s Intending to Sell. If the prospective buyer/acquirer does not wish to purchase all the Shares which the Shareholders entitled to co-sell wish to sell, the Shareholder/s Intending to Sell shall notify the co-selling Shareholders of the prospective buyer’s/acquirer’s wish, and, the relevant co-selling Shareholders must declare to the Shareholder/s Intending to Sell, within ten (10) Business Days of receipt of the notification, whether it/they intend to demand the sale of their Shares on a pro rata basis, or whether they decide not to co-sell their Shares. If the co-selling Shareholders demand the sale of their Shares on a pro rata basis, the Shareholder/s Intending to Sell and the co-selling Shareholders shall sell their Shares pro rata to their participation in the Company at the day of receipt of the First Tender Offer.

11.3

The Shareholders are obliged to actively participate in preparing and implementing a due diligence customary to a transfer of Shares, to support the sale provided for therein to their best extent possible and to undertake all actions required or necessary for the transfer to come into effect, as long as the provisions according to this Agreement are adhered to by the Shareholder/s Intending to Sell.

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12.	Drag Along Right

12.1

Without prejudice to Sections 10 and 11, in the event that either (a) Shareholder(s) individually or collectively holding more than 50% of the Shares in the Company or, (b) for so long as Medine holds at least 1,738,692 Shares in the Company (whereas any sale of Shares based on the Agreement mentioned in Clause 31.2 shall not trigger the Drag Along Right), Medine (individually an “Exiting Shareholder” or collectively the “Exiting Shareholders”), intend(s) to sell all of their/its Shares to a bona fide third party, or to contribute all of their/its Shares in the framework of a business combination to a third party willing to acquire all of the Shares, such Exiting Shareholder(s) at their sole discretion is/are collectively entitled to require the other Shareholders to sell or contribute, as the case may be, immediately prior or immediately subsequent to or simultaneously with such Exiting Shareholder(s) to the third party all Shares in the Company held by them (the “Drag Along Right”), provided, however, that the exercise of the Drag Along Right shall further be subject to (i) the requirements of consents according to Sections 5.2 and 5.8 or deemed consents according to Sections 5.3 and 5.8 and (ii) as to each Shareholder, the proceeds from the sale per Share to which it is entitled being at least equal to its Investment per Share or it having consented to such sale.

12.2

Such sale or contribution shall be at the same price and on the same terms and conditions which have been offered to the Exiting Shareholder(s) by the potential purchaser. Concerning representations, warranties, undertakings and other restrictions and limitations in such a sale or contribution, the same representations, warranties, undertakings and other restrictions and limitations which have been offered by the Exiting Shareholders in the share purchase or contribution agreement shall apply to the other Shareholders’ shareholding and shall be given by the other Shareholders provided that, where the individual other Shareholder does not hold at least 10% of the Shares, such individual other Shareholder must not (i), as concerns the period following completion of the relevant transaction, be subject to any restrictions (such as non-compete or non-solicit) other than customary confidentiality obligations in relation to the relevant transaction, (ii) be required to amend, extend or terminate any contractual or other relationship with the Company, the acquirer or their respective affiliates, or (iii) in connection with such sale or contribution incur liability joint with any third party or exceeding the total amount of the consideration actually received by such Shareholder in such sale or contribution. Drag Along Rights can only be exercised if the full consideration is in cash or in freely disposable listed securities within the meaning of section 31 para. 2 of the German Takeover Act (WpÜG).

12.3

The Drag Along Right must be exercised prior to or within ten (10) Business Days after a purchase or contribution agreement has been entered into with the potential purchaser by written notice (the “Drag Along Notice”) to the other Shareholders.

12.4

The other Shareholders shall, at the sole discretion of the Exiting Shareholder(s), be obliged to sell and transfer or contribute as sellers and assignors or contributors all of their Shares in the Company upon the exercise of the Drag Along Right (the “Drag Along Sale”) directly to the purchaser or acquirer and to enter with purchaser into all relevant agreements. The Shareholders undertake to make any and all declarations necessary and to perform any and all acts required in connection with any such sale and transfer or contribution of the Shares in Company except as provided for in Annex 12.4.

12.5

The Parties agree that the provisions under this Section 12 shall also apply to a merger of the Company with another company in which those Parties which do not consent to the merger but are dragged along have the right to require cash compensation instead of a share compensation as remuneration for the merger (cash compensations due to non-consent or prior settlement as the parties may agree upon), and further provided that the

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Shareholders shall only consent to a merger if such cash compensation for the benefit of the Parties which do not consent to the merger is provided for. If the Parties are unable to reach an unanimous vote to the amount of the cash compensation within ten (10) Business Days after a Party has asked for cash compensation according to sentence 1, expertise proceedings (Gutachterverfahren) pursuant to the DIS Rules on Expertise (Gutachtensordnung der Deutschen Institution für Schiedsgerichtsbarkeit e.V.) of the German Institution of Arbitration (Deutsche Institution für Schiedsgerichtsbarkeit e.V., “DIS”) shall be conducted with the proviso that, contrary to Sec. 1.1 of the DIS Rules on Expertise according to which the application of these rules is limited to a non-binding opinion, the nominated expert shall determine and resolve the dispute by way of a binding written opinion pursuant to Sec. 317 BGB. The Parties shall instruct the nominated expert (the “Expert”) to complete his/her review and determination within thirty (30) Business Days of receipt of the Expert’s written declaration of acceptance of the office by the DIS. The Parties shall be given the opportunity to present their views in English in writing and at an oral hearing chaired by the Expert. The Expert shall determine the valuation of the Company following the rules of IDW S1. Any amount so determined by the Expert shall be paid to the dragged Party/ies by the other Parties within ten (10) Business Days after receipt of the along written decision by the Expert. Contrary to Sec. 20 of the DIS Rules on Expertise, the costs of the expertise proceedings shall be borne pursuant to the principles set forth in Sec. 91 et. seqq. German Civil Procedure Code (Zivilprozessordnung).

12.6	In the event that the Drag Along Right is exercised, the obligation to tender and right of first refusal as provided for in Section 10 shall not be applicable.

13.	Indirect Transfers

As regards the Parties Medine, C.Huber2008, Salvia, Tofino and RLG Sections 9 through 12 shall apply mutatis mutandis to any indirect transfer of any indirect interest in any Shares as well as any other indirect disposition over, or liens on, Shares, including, without limitation, the transfer of any direct or indirect interest in a Shareholder (a “Prohibited Transfer”). Section 14 shall remain unaffected. Any Prohibited Transfer or other breach of such restrictions shall authorize the Shareholders to decide in a shareholder meeting the redemption of the Shares affected by the respective breach; any Shareholder that are a (direct or indirect) transferor or transferee of such Prohibited Transfer shall be prohibited from voting. In case that at least 5% of the votes in such shareholder meeting vote (excluding any Shares or voting rights of any transferor or transferee of such Prohibited Transfer) for the redemption all Shareholders are obliged to vote for the redemption irrespective of any quorum required by the Articles. A redemption under this Section 13 does neither require a Series A Majority consent according to Section 5.2(iv) nor a Series B Majority consent according to Section 5.8.

14.	Transfer to Affiliates and other Shareholders

14.1

The restrictions and provisions in Sections 9 through 13 shall not apply with respect to transfers and sales of Shares to (x) any Affiliate, (y) any other Shareholder or any Affiliate thereof, or (z) transfers of 143,310 Shares from Medine to a trustee of the Shares provided that the trusteeship is dated for a time period before December 2017, in each case provided that

a)	Section 9.5 shall apply; and

b)

in the case of any transfer to a party other than another Shareholder or a Principal the transfer agreement must establish an obligation of the transferor and the respective transferee vis-à-vis the Company and all other Shareholders

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under which the transferor and the transferee shall be required to procure that the Shares be transferred to that Principal or any Affiliate thereof in the event that the transferee for whatever reason ceases to be an Affiliate of that Principal or becomes a competitor of the Company or any of its subsidiaries.

14.2

“Affiliate” shall mean any of (i) the Ultimate Parent, (ii) any entity that is directly or indirectly wholly owned by the relevant entity or its Ultimate Parent, (iii) in the case of an entity which is an investment fund, any other investment fund advised or sub-advised by the same investment advisor or an Affiliate thereof, (iv) in the case of an entity which is an investment fund with at least 10 investors and a capital commitment of the investors of at least 40 million Euros, any other investment fund having those characteristics and being under the management of the fund manager of the first investment fund or an Affiliate thereof, (v) any trust whose sole beneficiary is the relevant entity or the relevant entity’s Ultimate Parent and, vice versa, where the Shares are held in trust, the trustor of the relevant entity or person, (vi) the beneficial owner of the relevant entity or an entity that likewise is beneficially owned by that beneficial owner, (vii) in the case of the Foundation (a) any successor charitable organization of the Foundation from time to time that is a tax-exempt organization as described in Section 501(c)(3) of the U.S. Internal Revenue Code, or (b) any tax-exempt organization as described in Section 501(c)(3) of the U.S. Internal Revenue Code controlled by one or more trustees of the Foundation, and (viii) the beneficial owner of the Shares or a party likewise holding the Shares for the account of that beneficial owner. “Ultimate Parent” shall mean the ultimate parent of the relevant entity (corporation, limited liability company, or partnership). “Principal” means any of the Ultimate Parent of the transferring Shareholder, the trustor in relation to the trust holding the Shares or the Shareholder, the investment adviser (in the case of sub-clause (iii) of the first sentence above), the fund manager (in the case of sub-clause (iii) of the first sentence above), and the beneficial owner of the Shares or the Shareholder, in each case if applicable.

14.3	Section 9.3 remains unaffected.

15.	Liquidation Preference

15.1	Upon the occurrence of a Liquidation Event (as defined below), the Liquidation Proceeds (as defined below) shall be allocated as follows:

15.1.1	Firstly, in priority to all other Shareholders, to each Summer 2019 LP Shareholder

a)

an amount for each of its Summer 2019 LiqPref Share equal to the sum for its Summer 2019 LiqPref Shares of (A) the Investment per Share and (B) the average arrears or accruals of dividend (if any) on each such Share (as the case may be) due or declared but unpaid down to the date of the return of assets (with the Investment per Share being subject to adjustment for any sub-division of the Summer 2019 LiqPref Shares, and subject to the issuance of additional Shares pursuant to Section 17), or, if the Liquidation Proceeds are not sufficient to satisfy the preference pursuant to this letter a),

b)

the same fraction of the total amount which the relevant Summer 2019 LP Shareholder would receive pursuant to letter a) if the Liquidation Proceeds were indeed sufficient to satisfy the preference pursuant to such letter a) such that all of the Liquidation Proceeds are allocated pursuant to this letter b) (as a result of which, for the avoidance of doubt, the other Shareholders will not receive any Liquidation Proceeds)

(in the case of each such Summer 2019 LP Shareholder the “First Preferred Allocation”)

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15.1.2	secondly, in the event that Liquidation Proceeds remain after the First Preferred Allocations, to each of the 2017/2018 LP Shareholders

a)

an amount for each of its 2017/2018 LiqPref Share equal to the sum for its 2017/2018 LiqPref Shares of (A) the Investment per Share and (B) the average arrears or accruals of dividend (if any) on each such Share (as the case may be) due or declared but unpaid down to the date of the return of assets, (with the Investment per Share being subject to adjustment for any sub-division of the 2017/2018 LiqPref Shares, and subject to the issuance of additional Shares pursuant to Section 17), or, if the Liquidation Proceeds are not sufficient to satisfy the preference pursuant to this letter a),

b)

the same fraction of the total amount which the relevant 2017/2018 LP Shareholder would receive pursuant to letter a) if the Liquidation Proceeds were indeed sufficient to satisfy the preference pursuant to such letter a) such that all of the Liquidation Proceeds remaining after the application of Section 15.1.1 are allocated pursuant to this letter b) (as a result of which, for the avoidance of doubt, the Shareholders who are not Preferred Shareholders will not receive any Liquidation Proceeds)

(in the case of each such 2017/2018 LP Shareholder the “Second Preferred Allocation” and any First Preferred Allocation or Second Preferred Allocation a “Preferred Allocation”),

15.1.3

thirdly, in the event that Liquidation Proceeds remain after the Preferred Allocations (i.e. only potentially in the case of Section 15.1.2 letter a)), to each Shareholder an amount per Share equal to the Liquidation Proceeds divided by the total number of Shares in issue (in each case the “Pro Rata Share”) provided that

a)

for the calculation of the Pro Rata Shares it shall be disregarded that the Preferred Allocations have been made (i.e. the Pro Rata Shares shall be calculated on the basis of the Liquidation Proceeds before deducting the Preferred Allocations),

b)

to the extent a Preferred Shareholder has received a Preferred Allocation its entitlement to the Pro Rata Share shall be deemed satisfied (i.e. it shall only receive any Pro Rata Share to the extent the Pro Rata Share exceeds its Preferred Allocation),

c)

where in the case of one or more Preferred Shareholders the Pro Rata Share is less than its Preferred Allocation, those Preferred Allocations shall, for the avoidance of doubt, not be affected and the Pro Rata Share of each other Shareholder shall reduce by the same percentage such that the total amount of such reductions is equal to the aggregate amount by which the Pro Rata Shares of such Preferred Shareholders are less than their Preferred Allocations provided that to the extent, in the case of any such other Shareholder who is a Preferred Shareholder, such reduction would be to an amount less than that Preferred Shareholder’s Preferred Allocation the reduction under this letter c) shall not apply and the reduction of the Pro Rata Shares of the remaining other Shareholders shall increase accordingly, and

d)

if the Shortfall Amount CoC or the Shortfall Amount IPO is to be paid to the Series A Investors as provided for in Section 5.3 and Section 5.4, the amount that would otherwise be allocated to each of the holders of Common Shares pursuant to this para. 15.1.3 will (in addition to any reduction pursuant to letter c)) be reduced by the same percentage for each such holder of Common Shares and the amount of such reduction will additionally be allocated to the Series A

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Investors, each such as is required for the Series A Investors to receive the Shortfall Amount CoC or the Shortfall Amount IPO, respectively, it being understood, however, that such reduction shall not be to less than nil. The aforementioned applies mutatis mutandis if the Shortfall Amount CoC is to be paid to the Series B Investors as stipulated in Section 5.8.

15.2	A “Liquidation Event” shall mean

15.2.1

the sale and/or transfer in one or more connected transactions of more than 50% of the Shares in Company, irrespective of the consideration to be received (cash, shares in other companies or other consideration) and irrespective of whether new Shares or existing Shares are being sold and/or transferred, other than in the framework of an IPO; in case not all Shares in the Company are sold or transferred within the relevant Liquidation Event the provisions under Section 15.1 and 15.2 shall only apply to the Shares sold or transferred in the relevant Liquidation Event;

15.2.2

a share exchange, transfer of shares by contribution in kind, merger, or other reorganization within the meaning of sec. 1 of the German Reorganization Act (Umwandlungsgesetz) if the Company is the transferring entity, provided the Shareholders have, after completion of the merger, 50 % or less of the voting rights in the absorbing entity; or

15.2.3

a direct or indirect (including exclusive licenses) sale of more than 50% of the assets of the Company and subsequent distribution of the proceeds to the Shareholders (also in the context of a liquidation); or

15.2.4	a liquidation, dissolution or winding-up of the Company.

15.3

“Liquidation Proceeds” shall mean any and all proceeds received by the Shareholders including, but not limited to purchase prices less applicable Value-Added tax (“VAT”), reduced by all third party costs, including advisor costs of sale after settlement of all liabilities of the Company (if such liabilities are not assumed by the acquiring party), reduced further by any other costs directly related to the Liquidation Event and incurred by the Shareholders (in particular financial and legal counsel acting for and on behalf of the Company and the Shareholders which the Shareholders shall mutually agree upon in advising on the Liquidation Event), unless such costs are to be borne by the respective Shareholder (for the avoidance of doubt, costs incurred by the Shareholders such as taxes, financing costs or costs for own advisors are to be borne by the Shareholders).

15.4

In the event that the Liquidation Event consists in a share exchange, transfer of shares by contribution in kind, merger, or other reorganization within the meaning of sec. 1 of the German Reorganization Act (Umwandlungsgesetz), or any other form of transformation, the rights set forth under this Section 15 shall be serviced by transferring to the Shareholders shares in Company prior to the implementation of the Liquidation Event on a fair market valuation, i.e. shares transferred to the Shareholders shall be treated as consideration in application of Section 15.1.

15.5	In the event that Liquidation Proceeds are other than cash, the following shall apply:

15.5.1

To the extent that the consideration received upon occurrence of a Liquidation Event is not in cash, for the purpose of this Section 15 its value shall be amicably determined by the Shareholders. If no amicable determination can be reached, each dissenting Shareholder shall notify the other Shareholders of the value it considers appropriate for the non–cash consideration. After this notice is received and if required by any of the Shareholders (the “Requesting Shareholder”), the determination shall be pursued by an auditor designated by the chairman of the IDW (Institut der Wirtschaftsprüfer in Deutschland e.V.). Any related costs and expenses shall be allocated by the auditor in

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accordance with the application mutatis mutandis of sections 91 et seq. of the German Code of Civil Procedure (Zivilprozessordnung) between the Requesting Shareholder and the other Shareholders in the proportion of the determination made by the auditor to the value notified pursuant to the foregoing sentence.

15.5.2

In the event that the assets comprise securities traded on an internationally recognized securities exchange, then – as an exemption to Section 15.5.1– the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) Business Day period ending five (5) Business Days prior to the distribution of the Liquidation Proceeds.

15.6

The provisions of this Section 15 shall apply accordingly to any type of distribution made with respect to the Shares and shall include in particular payments of profits, dividend claims, claims to settlements pursuant to the German Reorganisation of Companies Act (Umwandlungsgesetz), distributions of free reserves and commercially equivalent measures.

15.7

The Liquidation Preferences shall be deemed to be an agreement between the Shareholders even if the contrary is agreed in the contract or contracts underlying the Liquidation Event. The Shareholders hereby in advance declare the assignment of such claims.

16.	Initial Public Offering (IPO)

16.1

It is the common goal of the Shareholders that an initial public offering (an “Initial Public Offering” or “IPO”) is the preferred option to realize the value of the Company, and subject to prevailing market conditions and after consultation of the Shareholders, and subject to the provisions according to Section 5.2(ii), the Company will be entitled to initiate an IPO.

16.2

Subject to the consent or deemed consent of the Series A Majority required pursuant to Section 5.2(ii), the Company shall have the sole power to direct any IPO process, to decide about its scope, disclosure of information, timing, advisors, termination and the like, and shall be entitled to negotiate any transaction documents, provided that in each case the Company shall consult with the other Shareholders on the general strategy of the IPO process.

16.3

To the extent applicable, given that the preferences of the Series A Shares are set forth in this Agreement, each holder of Series A Shares shall be entitled at any time to request to have its Series A Shares converted into Ordinary Shares. In doing so, such holder of Series A Shares may further request that its Series A Shares shall be treated, for all purposes of this Agreement, as if they were converted into Ordinary Shares with immediate effect, and all Parties shall comply with such request even before the conversion is implemented. In case a conversion of Series A Shares into Ordinary Shares is implemented in preparation of an IPO, and unless a Series A Majority has requested otherwise, the Parties shall treat each other, during the time period from such conversion until the successful implementation of the IPO, as if the holders of the so converted Shares would still hold respective Series A Shares and be holders of Series A Shares. Furthermore, the Series A Majority is entitled to demand from the other holders of Series A Shares, in particular, but not limited with the consummation of an IPO that the Series A Shares held by it be converted, whether individually or in total, into Ordinary Shares at a ratio of 1:1.

16.4

Each Shareholder shall exercise its voting rights attached to its respective Shares in the Company (insofar as it is able to do so, having regard to the voting rights conferred upon the Shares held by the relevant Shareholder, if any) and take any and all other customary and commercially reasonable action solely in its capacity as a Shareholder of

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the Company (including, without limitation, waiving any and all legal and/or statutory requirements as to form and notice for the calling and holding of a shareholders’ meeting and the passing of a shareholders’ resolution) to cooperate and support in its capacity as Shareholder any action or transaction as reasonably proposed to be taken by the Company in connection with such IPO (for clarity, this Section 16.4 shall not require the Series A Majority to consent to an IPO in which the Company’s Shares are sold at less than the Return Threshold except if the difference is compensated by the Company or the Existing Shareholders as the case may be). In particular, the Parties shall, to the extent legally possible, use its influence and admit that:

16.4.1	the Company prepares a data room and permits a due diligence;

16.4.2	the Company sets up a business plan;

16.4.3	the management of the Company performs any management presentations as required or feasible; and

16.4.4	the Company prepares an offering prospectus in line with applicable law.

16.5	The Shareholders shall not be obliged to provide any representations, warranties or undertakings in relation to an IPO, except as to the ownership of their Shares sold in an IPO.

16.6

The underwriter may request, and the Shareholders shall then sign and accept, but only if and to the extent that at least 99% of the other Shareholders sign and accept, agreements or undertakings concerning transfer restrictions relating to the listed shares on customary market terms and subject to the particularities of the IPO, notably transfer restrictions for a lock-up period which shall be reasonably determined by the underwriter in accordance with the then customary market practice and the particularities of the IPO to ensure a successful IPO (the “IPO Lock-Up Period”). The Shareholders will use best efforts to minimize any restrictions requested by the underwriter. Notwithstanding anything to the contrary herein, nothing in this Agreement shall restrict, or require any Shareholder from entering into a lockup agreement that restricts, any Shareholder from transferring any Shares acquired in the IPO or in open market transactions following the IPO.

16.7

The Parties shall have pro rata rights, but no obligation, to sell their Shares in the Company to the extent existing Shares are to be placed in the IPO through a secondary placement (the “Secondary Placement”). Should one Shareholder not (fully) exercise its rights to place its pro rata portion in the secondary placement the other Shareholders may increase the volume of their sale pro rata.

16.8

Subject to the IPO Lock-Up Period and customary co-ordination obligations for block trades, all Shareholders of the Company shall be free to dispose of their Shares in the Company upon completion of the IPO.

16.9

After completion of an IPO, each of the Shareholders shall be entitled to sell its Shares, subject to any applicable lock-up obligations and subject to any rules applying to block trades, via the stock exchange and/or private placements.

16.10

The costs of any IPO process (whether successful or not) initiated by the Company shall be borne by the Company and/or any of its subsidiaries, to the extent legally permitted and, if not so, by the Shareholders in proportion to the Shares sold or to be sold by them (based on sales proceeds) in such IPO.

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17.	Anti-Dilution Protection

17.1

In the event of any additional increases of the Company’s registered share capital prior to (but not including) the IPO, each Shareholder shall have the statutory subscription rights under existing German Law to subscribe to such number of new Shares resulting from the capital increase as is necessary to preserve the Shareholder’s pre-capital increase shareholding and voting rights, subject to any authorization to exclude pre-emptive rights as is provided in an authorized capital (genehmigtes Kapital) pursuant to the Articles (i) in the version put into effect by the Shareholders’ Resolution of 29 December 2017 or (ii) in any amended version of the Articles. Parties shall use their best influence that Company does not undermine the preceding sentence. The subscription rights of holders of Series A Shares may not be cancelled by a resolution of the shareholders’ meeting without the prior written consent of a Series A Majority nor may any amendment to the Articles expanding the then existing authorizations to exclude pre-emptive rights be resolved without such consent. Notwithstanding anything to the contrary in this first paragraph of this Section 17.1, the Shareholders shall upon the request of the Company consent to the exclusion of pre-emptive rights, and to establishing and expanding authorizations in an authorized capital to so exclude pre-emptive rights, as to the issuance of Shares for the purpose of compensating subscribers for breaches of guarantees under the relevant investment agreement (“Remedial Issuance”).

If a Shareholder so subscribes in any additional capital increases and if the Shareholders can sell shares under the IPO (Secondary Placement), the subscribing Shareholders in such additional capital increases shall each have the pro rata right to sell Shares so additionally subscribed, but not, in any case, exceeding, in the aggregate, 50% of such Secondary Placement.

The Shareholders shall also have the right to subscribe to share issuances of any Spin-out company as is necessary for the Shareholders to maintain, in such Spin-out company, in aggregate a direct and indirect (as a Shareholder of the Company) shareholding up to their respective shareholding of the Company immediately prior to such spin-out. A “Spin-out” company is defined as a company founded by the Company or its affiliates with the expectation that third parties may invest into such company.

17.2	Section 17.1 shall not apply to capital increases to perform an IPO.

17.3

At each time after the 2017 Capital Increase when (other than in the framework of the IPO and Remedial Issuances) new Shares are issued by the Company to any person by way of a capital increase against contribution in cash or in kind (each a “Further Financing Round”) and the volume-weighted average price per Share (including any premiums or similar payments into the capital reserves of the Company) under collectively that Further Financing Round and all previous Further Financing Rounds (if any) (such volume-weighted average Share price the “Further Financings Price”) is less than the volume-weighted average price per Share paid by the holder of Series A Shares under collectively the 2017 Capital Increase, that Further Financing Round and all previous Further Financing Rounds (if any) (the “Average Investor Share Price”), the respective holder of Series A Shares shall be entitled to subscribe for such number of new Shares against cash contribution of Euro 1.00 per Share (i.e. without any further premiums or additional payments in the capital reserves of the Company) as is necessary in order to increase the number of Shares actually issued to the respective holder of Series A Shares to in aggregate such number of Shares in the Company which under collectively the 2017 Capital Increase, that Further Financing Round and all previous Further Financing Rounds (if any) would have been allotted to the respective holder of Series A Shares against its aggregate investment under such occasions if the

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issuance price at all of such occasions had been the Further Financings Price (“Compensatory Issuance”), it being understood that for the above computations the Compensatory Issuances preceding the relevant Further Financing Round (if any) are to be considered previous Further Financing Rounds; the shares issued under a Compensatory Issuance shall be the “Compensatory Shares”. For the calculation of the Further Financings Price, the Average Investor Share Price and the Compensatory Shares the formulas stipulated in Annex 17.3 apply. Compensatory Shares shall be Series A Shares. For the avoidance of doubt, in the case of a down-round, the Return Threshold will be adjusted after each issuance of Compensatory Shares by multiplying the Return Threshold by the ratio of the number of Shares to the sum of number of Shares and number of all issued Compensatory Shares.

17.4

In the event that Section 17.3 applies, the Compensatory Issuance shall be resolved immediately after each or together with each subsequent Further Financing Round. The Existing Shareholders shall waive any statutory or contractual subscription rights in connection with the Compensatory Issuance.

17.5	Each holder of Series A Shares shall be entitled to the down-round protection set forth in Sections 17.3 through 17.4 only

(i)	with respect to each and any capital increase prior to the first Qualified Financing (“First Qualified Financing”) following the 2017 Capital Increase without any qualification or minimum requirement;

(ii)

with respect to the First Qualified Financing, if such holder of Series A Shares invests at least the lower of (i) 40% of the Investment of the respective holder of Series A Shares in the course of the Series A Financing, or (ii) USD 10,000,000 (in words: US-Dollar ten million), or (iii) the maximum amount otherwise permitted for such holder of Series A Shares to invest in the First Qualified Financing (and, provided, in each case, such investment is on the same terms and conditions as each other investor in the First Qualified Financing) (such holder of Series A Shares so investing, being a “Participating Investor”); and

(iii)

For each Participating Investor and if anti-dilution rights were granted to any of the investors in the First Qualified Financing, with respect to each and any capital increase prior to the first Qualified Financing following the First Qualified Financing (the “Second Qualified Financing”) without any qualification or minimum requirement.

(iv)

For each Participating Investor and if anti-dilution rights were granted to any of the investors in the First Qualified Financing, with respect to the Second Qualified Financing, if (b) such Participating Investor invests also at least the lower of (i) 40% of the Investment of the respective holder of Series A Shares in the course of the Series A Financing, or (ii) USD 10,000,000 (in words: US-Dollar ten million), or (iii) the maximum amount otherwise permitted for such holder of Series A Shares to invest in the Second Qualified Financing (and, provided, in each case, such investment is on the same terms and conditions as each other investor in the Second Qualified Financing).

For the avoidance of doubt, where in case of (ii) or (iv) above a Series A Investor is not admitted to subscribe to any new shares in the respective Qualified Financing, such Series A Investor shall still be entitled to the down-round protection set forth in Sections 17.3 and 17.4. After the Second Qualified Financing, no holder of Series A Shares and no other Shareholder shall be entitled to any further down-round protection according to this Section 17 and each holder of Series A Shares not investing in a Qualified Financing, shall lose its entitlement to such down-round protection according to this Section 17.

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17.6

A “Qualified Financing” means a subsequent financing round following the 2017 Capital Increase pursuant to which the Company issues new shares and which such issuance of new shares results in aggregate gross proceeds to the Company of at least USD 100,000,000 (in words: US-Dollar one hundred million).

17.7	Clauses 17.3 through 17.6 (the “Down-round Clauses”) shall apply mutatis mutandis for the benefit of any 2018 Qualifying Investor provided that

17.7.1

for the purposes of this Clause 17.7, the terms “Series A Share”, “holder of Series A Shares” and “2017 Capital Increase” as used in the Down-round Clauses shall mean 2018 Qualifying Share, 2018 Qualifying Investor and the relevant 2018 Qualifying Investor’s 2018 Qualifying Investment, respectively,

17.7.2

where the actual volume-weighted average price per Share under a Further Financing Round is less than USD 237, the volume-weighted average price per Share under that Further Financing Round shall for the purposes of this Clause 17.7 be deemed to amount to USD 237 (and the calculations under this Clause 17.7 in conjunction with the Down-round Clauses shall be made on this basis rather than on the basis of the actual volume-weighted average price per Share under that Further Financing Round),

17.7.3

for the purposes of this Clause 17.7, in each of paragraphs (ii) and (iv) of Clause 17.5, the number “10%” shall be substituted for the number “40%” and the amount of USD 7,500,000 shall be substituted for the amount of USD 10,000,000.

17.8

The Down-round Clauses shall apply mutatis mutandis for the benefit of any Series B Investor provided that for the purposes of this Section 17.8, the terms “Series A Share”, “holder of Series A Shares” and “2017 Capital Increase” as used in the Down-round Clauses shall mean Series B Share, Series B Investor and the relevant Series B Investor’s Series B Investment, respectively.

17.9	The Down-round Clauses shall apply mutatis mutandis for the benefit of the Foundation provided that

17.9.1

for the purposes of this Section 17.9, the terms “Series A Share”, “holder of Series A Shares” and “2017 Capital Increase” as used in the Down-round Clauses shall mean Foundation Share, Foundation and the relevant Foundation Investment, respectively,

17.9.2

where the actual volume-weighted average price per Share under a Further Financing Round is less than USD 237, the volume-weighted average price per Share under that Further Financing Round shall for the purposes of this Clause 17.9 be deemed to amount to USD 237 (and the calculations under this Clause 17.9 in conjunction with the Down-round Clauses shall be made on this basis rather than on the basis of the actual volume-weighted average price per Share under that Further Financing Round), and

17.9.3

for the purposes of this Clause 17.9, in each of paragraphs 17.5(ii) and 17.5(iv) of Clause 17.5, the number “10%” shall be substituted for the number “40%” and the investment threshold of USD 10,000,000 shall not apply.

18.	Reporting, Information, Inspection Rights and Further Undertakings

18.1	Each Shareholder has the relevant statutory information and inspection rights vis-à-vis the Company.

18.2	In addition, the Company shall furnish the following information within the relevant prescribed time periods to all Shareholders:

18.2.1	Within four (4) months after the expiration of a financial year: audited annual financial statements of the Company.

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18.2.2	Within sixty (60) calendar days after the expiration of a quarter of a financial year: unaudited quarterly financial information of the Company.

18.2.3	Until first of December of each year: annual budget of the Company for the following financial year.

18.2.4	The provisions of Annex 18.2.4 apply with respect to the Company and in favour of the Redmile Investors and in favour of Fidelity Management & Research Company.

19.	Confidentiality

19.1

Each Party shall keep confidential (and shall use reasonable endeavors to ensure that its officers, employees, agents and professional and other advisers keep confidential) any information relating to the business of the Company or its subsidiaries or any of the customers or suppliers which it may have or acquire before or after the date of this Agreement as well as any information relating to this Agreement and the Parties hereto (collectively the “Confidential Information”) except for:

19.1.1

information which is independently developed by the relevant Party from information provided other than pursuant to this Agreement or acquired from a third party to the extent that it is acquired with the right to disclose the same;

19.1.2	information which is at the date of disclosure within the public domain (other than as a result of a breach of this Section 19); or

19.1.3	information which the Party is obliged to disclose or announce under mandatory law or the rules of any other official body or regulatory authority or any court of competent jurisdiction.

19.2

In performing its obligations under this Section 19, each Party shall apply confidentiality standards and procedures at least as stringent as those it applies generally in respect of its own business and affairs, however at least standards of a prudent businessman.

19.3

No Party shall use any Confidential Information for any purpose other than its shareholding in the Company or its affairs with the Company and making decisions in relation to that shareholding or affairs.

19.4	The obligation of confidentiality under this Section 19 shall not apply to the disclosure of Confidential Information:

19.4.1	to any professional advisers of a Party or its affiliate of information reasonably required to be disclosed for a purpose reasonably incidental to this Agreement;

19.4.2	to an Affiliate of a Party; and

19.4.3	to any direct or indirect, actual or potential investor in a Shareholder or the Company,

provided that in each case that any disclosure shall be made on a confidential basis.

19.5

Each Party is responsible for any breach of this Section 19 by any person to whom the Confidential Information is disclosed by such Party as if such disclosure had been made by the respective Party itself.

20.	No Assignment

No Party may assign any or all of its rights or obligations under this Agreement, without the prior written consent of the other Parties except as permitted pursuant to

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Section 14. This Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

21.	Form of Notices; Written Form; Special Notice

21.1

Any notice or other declaration hereunder (a “Notice”) shall be made at least in text form (Textform) in accordance with Section 126b German Civil Code (Bürgerliches Gesetzbuch) unless any other specific form is required under this Agreement.

21.2

Any requirement in this Agreement for an act or agreement to be “in writing” or in “written form” or similar may in any event be satisfied by way of the relevant party executing the relevant document and transmitting an electronic copy of the document to the recipient, by email or otherwise.

21.3

“Special Notice” means a notice in writing by the Company to each of the other Parties provided that such notice shall be deemed received by each such other Party if any member of the management board of the Company certifies in writing that the Company has in good faith attempted to transmit such notice to each of the other Parties at the postal or email address last provided by the relevant Party and it does not have any reason to believe that such notice has not reached each of the other Parties.

22.	Delivery Addresses and Authorized Recipients

22.1

Each Party shall, at any time while a Party to this Agreement, keep the Company informed of such Party’s current mailing address and contact data. As of the date hereof, the Parties may direct any and all Notices to be issued in connection with this Agreement or otherwise in relation to the Company vis-à -vis another Party, to the persons and addresses set forth in Annex 22.1, and any Notices directed to such persons and addresses shall be deemed received by the respective Party, to which such Notice is addressed, subject to the provisions set out in Section 21.

22.2

If any Party to this Agreement wishes to change its delivery address, such Party shall inform the other Parties in writing thereof, and such change shall become effective for the purposes of this Agreement and, in particular, this Section 21, upon the lapse of ten (10) days as of receipt of such information, provided that the first sentence of this Section 22.1 is complied with.

22.3

The persons stated in Annex 22.1 shall be authorized recipients (the “Authorized Recipients”) for the respective Parties, including for the purposes of serving any statements, applications, declarations, correspondence or court orders relating to disputes in respect of this Agreement or otherwise in connection with the Company (Zustellungsbevollmächtigte), provided that each such Authorized Recipient shall have an adequate post address for delivery in the Federal Republic of Germany. Section 22.1, last sentence, shall apply accordingly.

22.4

The receipt of copies of Notices by the Parties’ advisors as set out in Annex 22.1 shall not constitute or substitute the receipt of such Notices by the Parties themselves. Any Notice hereunder shall be deemed received by a Party regardless of whether any copy of such Notice has been sent to or received by an advisor of such Party as set out in Annex 22.1, irrespective of whether the delivery of such copy was mandated by this Agreement.

22.5

The Parties agree that Annex 22.1 is not finalized at execution of this Agreement. They are obliged to deliver the relevant data within 4 weeks after execution of this Agreement and after that such data and the collecting Annex 22.1 will be part of this Agreement.

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23.	Accession to Shareholders’ Agreement

In the event that a transfer of Shares in the Company (or an issuance of Shares in the Company in the case of an additional capital increase) is intended to a person or to the benefit of a person which is not a Party to this Agreement, all Parties shall procure that, prior to or concurrently with, the relevant transfer becoming effective: (i) all obligations of the transferring Shareholder continue to be fulfilled after such transfer has been effected, and (ii) a person which as a result of the transfer becomes a shareholder of the Company accedes to this Agreement pursuant to Section 24.4 as ‘Shareholder’ and ‘Party’ unconditionally and without any restrictions and assumes any and all rights and obligations of the transferring Shareholder pursuant to this Agreement and consequently accepts as binding all declarations made by the transferring Shareholder in this Agreement. The foregoing shall not apply in the event that all Shares in the Company are transferred to a third party.

24.	Scope and Amendment of this Agreement

24.1	The Shareholders hereby accede to this Agreement with all existing Shares.

24.2

This Agreement shall apply to any and all Shares of the Company held by any of its Parties and any Shares a Party may acquire (irrespective of the nature of such share and its acquisition) shall automatically be subject to this Agreement with no further action required. If a new shareholder accedes to this Agreement or if succession (irrespective of the nature of such succession) occurs with respect to a Shareholder or a Party who is a Party to this Agreement, then this Agreement shall become binding and effective with respect to all Shares in the Company held by the (new) shareholder or the succeeding shareholder, respectively.

24.3	The Parties shall procure that during the term of this Agreement all shareholders of the Company are or become a party to this Agreement.

24.4

The Parties hereby irrevocably make an offer, and in addition each of them grants irrevocable power of attorney to the Company and to any Shareholder to on behalf of the relevant Party make an offer, to any legal or natural person that is contemplated to acquire or to subscribe to Shares in the Company to enter into an agreement exclusively to the effect that such person accedes to this Agreement as ‘Shareholder’ and ‘Party’, thereby waiving the receipt of any declaration of acceptance pursuant to Section 151 sentence 1 German Civil Code (Verzicht auf den Zugang der Annahmeerklärung), provided that (i) upon any amendment to this Agreement such offer and power of attorney shall relate to the accession to this Agreement as so amended and (ii) any such accession shall be conditional on the relevant person actually becoming a Shareholder. Any acceptance of such offer shall only be valid provided that (i) it is declared without any condition, addition or other modification of this Agreement, and (ii) it occurs vis-à -vis the Company in writing with binding effect for all Parties to this Agreement.

24.5

The Company shall inform the Parties immediately of any accession to this Agreement. In the event that an acquirer or subscriber of Shares in the Company refuses to accede to this Agreement without any condition, addition or other modification of this Agreement or in writing, all Shareholders of the Company shall refuse to grant their consent to the relevant transfer, issuance or subscription of shares in the Company pertaining to such acquirer or subscriber.

24.6

Any rights and obligations pursuant to this Agreement shall be effective vis-à-vis the Parties as of today. Any rights and obligations pursuant to this Agreement shall cease at the latest upon forfeiture of the status of shareholder in the Company and upon

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discharge of all rights and obligations of a former shareholder resulting from the status of shareholder or pursuant to this Agreement.

25.	Term and Termination

25.1

This Agreement becomes effective at the date hereof. It runs for an indefinite term and can be terminated by each Party with a notice period of twelve (12) months in each case to the calendar year, however, for the first time with effect as of 31st December 2030 and the Parties hereby agree that this is a reasonable period.

25.2	The right to terminate for good cause (aus wichtigem Grund) remains unaffected.

25.3

In the event of the full implementation of an IPO of the Company this Agreement shall cease to have effect. The IPO shall be deemed to be fully implemented in this sense with the start of trading on a stock exchange. For the avoidance of doubt, the provisions as set forth in Section 15 shall not be applicable in case of an IPO.

25.4	If a Shareholder disposes of all of its shares in the Company, such Shareholder shall cease to be a Party to this Agreement with effect as of such disposal; Section 25.5 remains unaffected.

25.5

Any expiration of or termination of this Agreement or any Party ceasing to be a Party to this Agreement shall be without prejudice to the rights, obligations or liabilities of any Party which have accrued or arisen prior to the expiration or termination date.

26.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, excluding the provisions of private international law thereof.

27.	Massachusetts Business Trust

A copy of the Agreement and Declaration of Trust of Janus Investment Fund (“Trust”) is on file with the Secretary of State of the Commonwealth of Massachusetts and all Shareholders acknowledge that this Agreement is executed on behalf of the trustees of the Trust or any affiliate thereof as trustees and not individually and that the obligations of this Agreement are not binding on any of the trustees, officers or stockholders of the Trust or any affiliate thereof individually but are binding only upon such investor or any affiliate thereof and it assets and property.

28.	Arbitration

28.1

Any dispute, controversy or claim arising from or in connection with this Agreement or its validity shall be finally settled by three arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) as applicable at the time of filing the claim, without recourse to the ordinary courts of law. The place of arbitration shall be Frankfurt am Main, Germany. The number of arbitrators is three. The language of the arbitral proceedings shall be English, provided, however, that written evidence and other supporting documentation may also be submitted in the German language. The applicable substantive law is the law of the Federal Republic of Germany.

28.2

In the event that mandatory applicable law requires any matter arising out of or in connection with this Agreement and its execution to be decided upon by an ordinary court of law, the competent courts in Frankfurt am Main shall have the exclusive jurisdiction.

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29.	Amendments

29.1

Subject to the succeeding paragraphs of this Section 29, amendments to this Shareholders’ Agreement, including this written form requirement, must be made by agreement between all Parties in writing in order to become enforceable and effective unless mandatory law requires a stricter form.

29.2	Any amendment to this Agreement, other than any of the amendments specified in Section 29.4, may, if the prerequisites in Section 29.3 are met, also be made by way of

a)

the Company by Special Notice making a proposal to each of the other Parties specifying in which way this Agreement is to be amended (the “Proposal for Amendment”), thereby transmitting a comparison between the Agreement in the form in effect at the relevant time and the Agreement as it will read following the amendment and providing a form to be used by Shareholders for providing their consent to the amendment (the “Consent Form”),

b)

within two weeks after the Proposal for Amendment has been sent, Shareholders who in the aggregate hold at least 60% of the Shares consenting to the Proposal for Amendment in writing, thereby using the Consent Form, provided that all of Medine, ATI, at least one Redmile Investor, and at least one Fidelity Investor must be among the Shareholders so consenting, and

c)

the Company by Special Notice confirming that the prerequisites in paragraphs a) and b) have been satisfied and that upon the confirmation pursuant to this paragraph c) the amendment of this Agreement as per the Proposal for Amendment will take effect pursuant to its terms.

29.3	The following prerequisites must be met in order for an amendment to this Agreement to be made pursuant to Section 29.2:

a)

To the extent the Proposal for Amendment alters the legal position of any of the Pre-Amendment Shareholders relative to other Shareholders (existing or future) it must so benefit or burden all Pre-Amendment Shareholders equally provided that establishing rights or preferences for the holders of New Letter Shares (collectively the “New Preferences”) as such shall be deemed not to violate this prerequisite (with “New Letter Shares” being Shares to be issued after the amendment has taken effect).

b)

To the extent the Proposal for Amendment establishes New Preferences this Agreement as amended must, as to each issuance of the relevant New Letter Shares, either prohibit the Company from issuing the New Letter Shares to any of the Pre-Amendment Shareholders and any of their Affiliates altogether or require the Company to give all Pre-Amendment Shareholders opportunity to subscribe for the New Letter Shares (and where the number of New Letter Shares available for subscription by the Pre-Amendment Shareholders is less than the number to which such Pre-Amendment Shareholders would wish to subscribe, to do so pro rata to their shareholdings as of the date of the pertinent resolution to increase the Company’s stated capital).

29.4	The following amendments cannot be made pursuant to Section 29.2 (but require the agreement of each of the Shareholders):

a)	Reduction of the shareholding threshold of 10% in Section 11.1 (relevant for scope of ongoing restrictions to be potentially incurred by tag-seller);

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b)

elimination wholly or in part of the restriction to the exercise of the Drag Along Right set out in sub-clause (ii) of Section 12.1 (proceeds per Share to be at least equal to Investment per Share); and

c)

elimination wholly or in part of the restriction to the exercise of the Drag Along Right set out in the last sentence of Section 12.2 (full consideration to be in cash or in freely disposable listed securities within the meaning of section 31 para. 2 of the German Takeover Act (WpÜG)).

30.	Interpretation

30.1	The headings and sub-headings of the Sections contained herein are for convenience and reference purposes only and shall not affect the meaning or construction of any of the provisions hereof.

30.2

Any reference made in this Agreement to any types of companies or participations, proceedings, authorities or other bodies, rights, institutions, regulations or legal relationships (herein collectively referred to as the “Legal Terms”) under German law shall extend to any corresponding or identical Legal Terms under foreign law to the extent that relevant facts and circumstances must be assessed under such foreign law. Where no corresponding or identical Legal Terms under foreign law exist, such Legal Terms shall be introduced as – functionally – come closest to the Legal Terms under German law. Where the English wording of this Agreement is followed by a German Legal Term set in parenthesis and in italics, the German legal term shall prevail.

30.3	All annexes attached hereto form an integral part of this Agreement.

31.	No side agreements

31.1

With the exception of the agreements set forth in Section 31.2, this Agreement constitutes the final, complete expression of agreement between the Parties with respect to the subject matter covered herein and supersedes any and all previous negotiations, agreements and understandings, whether written or verbal, between all of the Parties, with respect to the subject matter of this Agreement or parts thereof in particular but not limited to the shareholders’ agreement dated 10 November 2008, as amended through and as of the date hereof including on 10 May 2010 and 7/12 February 2014, and there are no side agreements to this Agreement.

31.2

For the avoidance of doubt, those agreements between Shareholders regarding sales of shares and regarding replacement of liquidation preferences set forth in Annex 31.2 and any rights and obligations still outstanding from time to time under any of the investment agreements entered into between the Company and any investor at any time after December 28, 2017 shall survive and remain between the respective parties of such agreements in full force and effect.

32.	Consent to Sideletter

All Parties declare their consent (in the sense of Section 5.2) to the Side Letter attached as Annex 32. They enter into this Annex 32.

33.	Costs

Save as agreed otherwise in the Investment Agreement, each Party will bear their own fees and expenses in connection with this Agreement and in connection with the Capital Increases; provided, however, that the Company will bear the costs of its legal counsel regarding the drafting of this Agreement.

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34.	Currency Conversion

Any amounts set forth herein and designated in US-Dollar but available only in EUR (e.g. in assessing whether a minimum investment is made in the case of Qualified Financing under Section 17.5), such currencies shall be converted applying the average last 12 month (LTM) conversion rate.

35.	Announcements

No announcements shall be made by any party naming Fidelity or its affiliates without prior written consent of Fidelity or the respective affiliate. The same applies to the Redmile Investors, Kendal Global and Filet Capital.

36.	Independent Nature of Investors’ Obligations and Rights

The obligations of each Shareholder under this Agreement, or any such related agreement, are several and not joint with the obligations of each other Shareholder, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder under this Agreement. Nothing contained herein or in any related agreement, and no action taken by any Shareholder pursuant thereto, shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any other related agreement. Each Shareholder acknowledges that no other Investor will be acting as agent of such Shareholder in enforcing its rights under this Agreement. Each Shareholder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Shareholder to be joined as an additional party in any proceeding for such purpose.

The obligations of each investor under this Agreement are several and not joint with the obligations of each other investor, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder under this Agreement.

37.	Severability

Should any provision of this Agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall have to be replaced by the Shareholders by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place and extent. The aforesaid shall apply mutatis mutandis to any gap in this Agreement.

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SUMMER 2019 PARTIES

1.	Medine GmbH[***]

- “Medine” -

2.	C.Huber2008 GmbH[***]

- “C.Huber2008” -

3.	AT Impf GmbH[***]

- “ATI” -

4.	MIG GmbH & Co. Fonds 7 KG[***]

- “MIG 7” -

5.	MIG GmbH & Co. Fonds 8 KG[***]

- “MIG 8” -

6.	MIG GmbH & Co. Fonds 9 KG[***]

- “MIG 9” -

- MIG 7, MIG 8 and MIG 9 individually or together also referred to as one or the “MIG-Fonds” -

- Medine, ATI and the MIG-Fonds together the “Majority Shareholders” and each a “Majority Shareholder”

7.	Salvia GmbH[***]

- “Salvia” -

8.	Mr. Helmut Jeggle[***]

- “Mr. Jeggle” -

9.	Mr. [***] Krauth[***]

- “Mr. Krauth” -

10.	Tofino GmbH[***]

- “Tofino” -

11.	RLG GmbH[***]

- “RLG” -

- all of (1) through and including (11) hereinafter the “Existing Shareholders” and each an “Existing Shareholder” -

12.	[***]

- “Redmile 1”-

13.	(Omissis.)

14.	[***]

- “Redmile 3”-

15.	[***]

- “Redmile 4”-

16.	[***]

- “Redmile 5”-

17.	[***]

- “Redmile 6” –

18.	[***]

- “Redmile 7” –

19.	[***]

- Redmile 8-

- Redmile 1, Redmile 3, Redmile 4, Redmile 5, Redmile 6, Redmile 7, and Redmile 8

individually or together also referred to as one or the “Redmile Investors”

20.	[***]

- Fynveur -

21.	[***]

- Fidelity HEAL -

22.	[***]

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- Fidelity FAHEAL -

23.	[***]

- Fidelity CIPHEAL -

24.	[***]

- Fidelity VIPHLT -

25.	[***]

- Fidelity FSGRWCO -

26.	[***]

- Fidelity GRTHCOCP -

27.	[***]

- Fidelity GROWTHCO -

28.	[***]

- Fidelity EPG -

29.	[***]

- “Fidelity VIPG ” –

30.	[***]

- Fidelity FASEGFD -

31.	[***]

- Fidelity F/EQG -

32.	[***]

- Fidelity CONT2 -

- the parties listed in nos. 21 through 32 collectively referred to as the Fidelity Investors and each of them individually as a Fidelity Investor -

33.	[***]

Janus Fund

34.	[***]

- Janus PLC –

- the parties listed in nos. 33 and 34 collectively referred to as the Janus Investors and each of them individually as a Janus Investor -

35.	[***]

- First Capital –

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36.	[***]

- “Kendal Global” –

37.	[***]

- “Filet Capital” –

- all of (12) through and including (37) hereinafter

the “New Investors” and each an “New Investor” –

and the New Investors and ATI collectively referred to as the “Series A Investors”

and each of them, only with respect to their respective Series A Shares, a “Series A Investor”,

38.	Mr. Sean de Gruchy Marett[***], acting solely as indirect Shareholder of the Company

- “Mr. Marett” -

39.	Dr. Sierk Poetting[***], acting solely as indirect Shareholder of the Company

- “Dr. Poetting” -

40.	Prof. Dr. Ugur Sahin[***], acting solely as indirect Shareholder of the Company

- “Prof. Dr. Sahin” -

41.	Prof. Dr. Christoph Huber[***] acting solely as indirect Shareholder of the Company

- “Prof. Dr. Huber” –

42.	Pfizer Inc., a corporation organized and existing under the laws of Delaware and having its principal place of business at 235 East 42nd Street, New York, New York 10017 United States

- “Pfizer” -

43.	[***]

- “Sanofi” -

44.	[***]

- “Eli Lilly” –

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45.	[***]

- Heiligeland -

46.	[***]

- Sa Bassa -

47.	[***]

- Jebsen & Company )

48.	[***]

- HMJ)

49.	[***]

- Klösges –

50.	[***]

- PIHF -

51.	[***]

- PEF -

52.	[***]

- Asia Growth Fund -

53.	[***]

- MAGI HK -

54.	[***]

- MAS HK -

55.	[***]

- “Boorberg” -

56.	[***]

- “Steam Athena“ -

57.	[***]

- „BVCF„-

58.

Bill & Melinda Gates Foundation, a Washington charitable trust that is a tax-exempt private foundation organized and existing under the laws of Washington and having its principal place of business at 500 Fifth Avenue North, Seattle, Washington 98109, United States

- Foundation -

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